STOCK OPTION AGREEMENT
                             ----------------------

                  THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated February 5, 1997, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and BANKERS CORP. a New Jersey corporation ("Bankers").

                                   BACKGROUND
                                   ----------

                  1. Sovereign and Bankers desire to enter into a Agreement and Plan of Merger, dated February 5, 1997 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Bankers through the merger of Bankers with and into Sovereign, with Sovereign surviving the merger (the "Merger").

                  2. As a condition to Sovereign to enter into the Plan, Bankers is granting to Sovereign an option to purchase up to that number of shares of common stock of Bankers as shall equal 19.9% of shares of common stock of Bankers issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                    AGREEMENT
                                    ---------

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Bankers, intending to be legally bound hereby, agree:

                  1. GRANT OF OPTION. Bankers hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 2,463,258 shares (as adjusted as set forth herein, the "Option Shares") of common stock, par value $.01 per share (the "Common Stock"), of Bankers at a price per share (as adjusted as set forth herein, the "Option Price") equal to the lower of (i) $22.50 or (ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under Section 2 hereof.

                  2. EXERCISE OF OPTION. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of
Section 21, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:





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                           (a) a person or group (as such terms are defined in
         the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

                           (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with Bankers pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Bankers, (ii) acquire all or substantially all of the assets or liabilities of Bankers or all or substantially all of the assets or liabilities of Bankers Savings the wholly-owned subsidiary of Bankers ("Bankers Savings"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Bankers Savings, or

                           (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Bankers or all or substantially all the assets or liabilities of Bankers Savings, or any other business combination involving Bankers or Bankers Savings, or
         (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Bankers Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Bankers called to vote on the Merger, Bankers' shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                           (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Bankers willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

                           (e) Bankers breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;





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provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

                  If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

                  "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Bankers or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

                  Notwithstanding the foregoing, the obligation of Bankers to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for Bankers to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

                  Bankers shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Bankers shall not be a condition to the right of Sovereign to exercise the Option. Bankers will not take any action which would have the effect of preventing or disabling Bankers from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Bankers (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

                  3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder, (a) Sovereign will make payment to Bankers of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Bankers, (b) Bankers will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:




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                           "The shares of stock evidenced by this certificate
         have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Bankers Corp. receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

                  4. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, Bankers shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Bankers shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Bankers shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Bankers delivers to Bankers and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Bankers may delay any registration of Option Shares above for a period not exceeding 90 days provided Bankers shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Bankers. Sovereign shall provide all information reasonably requested by Bankers for inclusion in any registration statement to be filed hereunder. In connection with such filing, Bankers shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. Bankers shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by Bankers in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Bankers and blue sky fees and expenses, shall be paid by Bankers. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Bankers shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Bankers will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Bankers will not be liable in any case to the extent that any such loss, claim, damage or liability arises




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out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Bankers to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Bankers for any legal or other expense reasonably incurred by Bankers in connection with investigating or defending any such loss, claim, damage, liability or action.

                  5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  6. FILINGS AND CONSENTS. Each of Sovereign and Bankers will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

                  7. REPRESENTATIONS AND WARRANTIES OF BANKERS. Bankers hereby represents and warrants to Sovereign as follows:

                           (a) DUE AUTHORIZATION. Bankers has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Bankers. This Stock Option Agreement constitutes a legal, valid and binding obligation of Bankers, enforceable against Bankers in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                           (b) AUTHORIZED SHARES. Bankers has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                  8. REPRESENTATIONS AND WARRANTIES OF SOVEREIGN. Sovereign hereby represents and warrants to Bankers that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar




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laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  9. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

                  10. ENTIRE AGREEMENT. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  11. ASSIGNMENT OR TRANSFER. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to
Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

                  12. AMENDMENT OF STOCK OPTION AGREEMENT. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  13. VALIDITY. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

                  14. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:





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                           (i)      If to Sovereign, to:

                                    Sovereign Bancorp, Inc.
                                    1130 Berkshire Boulevard
                                    Wyomissing, Pennsylvania  19610

                                    Attention:  Jay S. Sidhu, President
                                                     and Chief Executive Officer

                                    Telecopy No.:  (610) 320-8448

                                    with a copy to:

                                    Stevens & Lee
                                    111 North Sixth Street
                                    P.O. Box 679
                                    Reading, Pennsylvania  19603

                                    Attention:  Joseph M. Harenza, Esquire
                                                       David W. Swartz, Esquire

                                    Telecopy No.:  (610) 376-5610

                           (ii)     If to Bankers, to:

                                    Bankers Corp.
                                    210 Smith Street
                                    Perth Amboy, New Jersey  08861

                                    Attention:  Joseph P. Gemmell
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                    Telecopy No.:  (908) 324-7813

                                    with copies to:

                                    Thacher Proffitt & Wood
                                    Two World Trade Center
                                    New York, New York  10048

                                    Attention:  Omer S.J. Williams, Esquire

                                    Telecopy No.:  (212)  432-7152





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or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  15. GOVERNING LAW. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

                  16. CAPTIONS. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  17. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or
(ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

                  18. PARTIES IN INTEREST. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

                  19. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  20. EXPENSES. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

                  21. TERMINATION. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Agreement in accordance with the terms thereof, except that if the Agreement is terminated by Sovereign pursuant to
Section 6.01(b)(i) of the Agreement or pursuant to Section 6.01(b)(ii) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(ii) of the Agreement shall be due to the failure of Bankers to perform or observe its agreements set forth in the Agreement required to be performed or observed by Bankers prior to the Closing Date (as defined in the Agreement)), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by




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its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.

                                  By /s/ Jay S. Sidhu
                                     -----------------------------
                                     Jay S. Sidhu,
                                     President and Chief
                                     Executive Officer

                                  BANKERS CORP.

                                  By /s/ Joseph P. Gemmell
                                     -----------------------------
                                     Joseph P. Gemmell
                                     Chairman of the Board,
                                     President and Chief Executive
                                     Officer




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